UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 8, 2016

Palo Alto Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 Great America Parkway

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 8, 2016, Palo Alto Networks, Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 91,209,982 shares of the Company’s common stock, or approximately 90% of the total shares entitled to vote, were present. The matters before the Annual Meeting were described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on October 24, 2016.

Proposal One – Election of Directors. The following nominees were elected as Class II directors to serve until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Mark D. McLaughlin	64,998,854	2,208,760	14,450,680
Asheem Chandna	65,707,115	1,500,499	14,450,680
James Goetz	65,424,943	1,782,671	14,450,680

The Company’s Board of Directors is comprised of ten members who are divided into three classes with overlapping three-year terms. The term of the Company’s Class III directors, Frank Calderoni, Carl Eschenbach and Daniel J. Warmenhoven, will expire at the 2017 Annual Meeting of Stockholders. The term of the Company’s Class I directors, Mary Pat McCarthy, John M. Donovan, Stanley J. Meresman and Nir Zuk will expire at the 2018 Annual Meeting of Stockholders.

Proposal Two – Ratification of the Appointment of Independent Registered Public Accounting Firm. The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2017 was ratified.

Votes For	Votes Against	Abstentions
81,347,974	249,325	60,995

Proposal Three – Advisory Resolution to Approve Executive Compensation. The Company’s stockholders cast their votes with respect to an advisory resolution to approve executive compensation as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,673,149	47,459,485	74,980	14,450,680

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin
Chief Executive Officer and Director

Date: December 12, 2016